Exhibit 5.1

Reed Smith LLP
225 Fifth Avenue
Pittsburgh, PA 15222
Tel +1 412 288 3131
Fax +1 412 288 3063
reedsmith.com

September 28, 2017

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 92,197,246 shares (the “Securities”) of Common Stock, no par value, of EQT Corporation, a Pennsylvania corporation (the “Company”), and our furnishing of this opinion, we, as your counsel, have examined originals, or copies certified or otherwise identified to our satisfaction, of the registration statement relating to the Securities (the “Registration Statement”), the Agreement and Plan of Merger, dated as of June 19, 2017 (the “Agreement and Plan of Merger”), by and between the Company, Eagle Merger Sub I, Inc., an indirect, wholly owned subsidiary of the Company, and Rice Energy Inc., and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Agreement and Plan of Merger is the legal, valid and binding obligation of each party to it, enforceable against each such party in accordance with its terms.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, and the Securities have been issued and delivered pursuant to the Agreement and Plan of Merger as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Opinions” in the Prospectus. In giving such

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Very truly yours,

/s/ REED SMITH LLP
REED SMITH LLP

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